        Key Executive Special Incentive Arrangement
        -------------------------------------------

In August 1999, a key executive special incentive arrangement was implemented that could result in the payment of up to a maximum of $1.5 million to the Company's Chairman and Chief Executive Officer, Douglas W. Leatherdale; $750,000 to its President and Chief Operating Officer,
James E. Gustafson; and $375,000 to its Executive Vice President and Chief Financial Officer, Paul J. Liska, over the 18-month period ending December 31, 2000, with the possibility of a partial interim payment being made by December 31, 1999.

The amount of incentive payments, if any, to be made under this arrangement will depend on the extent to which certain components of the company's strategic business plan are successfully implemented. Certain payments would not be made under this arrangement unless specific business goals are met within specified time and financial parameters.

Any incentive payouts under this arrangement would be included in the calculation of each participating executive's benefits under the Executive Retirement Plan.